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EXHBIIT 99.4

         Section 13. Time, Notice and Call of Meetings. Regular meetings of the Board of Directors shall be held without notice immediately following the annual shareholders' meeting. Written notice of the time and place of special meetings of the Board of Directors shall be given to each director by either personal delivery, first class mail, facsimile transmission, or telegram at least one day before the meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the director at his address as it appears on the books of the Corporation, with postage thereon prepaid.

         Notice of a meeting of the Board of Directors need not be given to any director who signs a waiver of notice either before or after the meeting. Attendance of a director at a meeting shall constitute a waiver of notice of such meeting and waiver of any and all obligations to the place of the meeting, the time of the meeting, or the manner in which it has been called or convened, except when a director states, at the beginning of the meeting, any objection to the transaction of business because the meeting is not lawfully called or convened.

         Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

         A majority of the directors present, whether or not a quorum exists, may adjourn any meeting of the Board of Directors to another time and place. Notice of any such adjourned meeting shall be given to the directors who were not present at the time of the adjournment and, unless the time and place of the adjourned meeting are announced at the time of the adjournment to the other directors.

         Meetings of the Board of Directors may be called by the president of the Corporation or by any director.

         Members of the Board of Directors may participate in a meeting of such Board by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.